NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 17, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 31, 2011 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the merger agreemeent between American Tower Corporation and American Tower REIT, Inc. which became effective on December 31, 2011 the separate corporate existence of American Tower Corporation ceased and American Tower REIT, Inc. became the surviving entity of the merger. Each Class A Common Stock of American Tower Corporation (Old) was exchanged for one (1) Common Stock of American Tower Corporation (New) on a share for share basis. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 3, 2012.